[Missing Graphic Reference]	FIRST NATIONAL	Tel. (570) 346-7667
Fax (570) 348-6454
	COMMUNITY BANCORP, INC.	http://www.fncb.com
E-mail fncb@fncb.com
and Subsidiary, FIRST NATIONAL COMMUNITY BANK

January 13, 2010

Matt McNair
Attorney-Advisor
United States Securities and Exchange Commission
Mail Stop 4720
Washington, D.C. 20549

Re:           First National Community Bancorp, Inc.
Form 10-K for Fiscal Year Ended December 31, 2008
Form 10-Q/A for Fiscal Quarter Ended March 31, 2009
Form 10-Q for Fiscal Quarter Ended June 30, 2009 and
    September 30, 2009
File No. 333-24121

Dear Mr. McNair:

Regarding the comment letter dated January 8, 2010 concerning the above referenced filings for First National Community Bancorp, Inc. (the “Company”), I hereby inform you that the Company currently intends to respond to your comment letter by February 17, 2010.

If you have any questions, please contact either Erik Gerhard at (717) 731-1700 or the undersigned at (570) 348-6438.

Sincerely,

/s/ William S. Lance

William S. Lance
Treasurer and Principal Financial Officer